Exhibit (10)(q)

Restricted Stock Units (RSUs)

What are RSUs?

Each “restricted stock unit” – also called an “RSU” or a “unit” – represents one hypothetical share of McDonald’s common stock. RSUs are granted under the 2001 Plan and are subject to the terms of the 2001 Plan and this Prospectus.

If you have received an award of RSUs, you must remain employed by McDonald’s until the end of the vesting period in order for the RSUs to vest, subject to exceptions described below. In some cases, vesting may also be conditioned on performance goals. The vesting period and any applicable performance goals are specified in the grant materials provided to you with respect to your RSUs.

RSUs are paid out either in shares of McDonald’s common stock or in cash, at McDonald’s discretion. Payout will, subject to certain exceptions described below, occur as soon as administratively practicable after vesting. Each reference herein to the payout of RSUs “as soon as administratively practicable” following termination of employment or another event shall require the RSUs to be paid out within ninety (90) days following the specified event.

Does the grant of RSUs provide me with any shareholder rights?

No. RSUs are not actual shares of stock, so you will not receive dividends on your units and you will have no voting rights with respect to your units. If your RSUs are paid out in shares of McDonald’s common stock, you will have rights as a shareholder once you receive those shares.

When do my RSUs vest?

Typically on the third anniversary of the grant date. As explained above under “What are RSUs?”, your RSUs will vest in accordance with the terms set forth in the confirmation sheet indicating the exact number of RSUs that you have been granted. Special rules apply if your employment terminates before the end of the vesting period, as explained below under “What happens to my RSUs if I terminate employment before they vest?” Special rules also apply if a change in control of McDonald’s occurs before the end of the vesting period, as explained below under “Other Information-Change in Control”.

What does “vesting” mean for my RSUs?

Vesting means that you have satisfied the service requirement and, if applicable, the performance requirement and earned your RSUs.

You will receive a payout of your vested RSUs as soon as is administratively practicable after vesting, subject to certain exceptions described below in the cases of termination of employment or change in control prior to the originally scheduled vesting date. The payout of RSUs will be made either in shares of McDonald’s common stock or in cash, as McDonald’s decides. If McDonald’s decides to pay in shares, you will receive a number of shares of McDonald’s common stock equal to the number of your vested RSUs, subject to tax withholding and any applicable fees, as described below. If McDonald’s decides to pay in cash, you will receive a cash payment equal to the value of that number of shares at the close of business on the day the RSUs vest, subject to tax withholding and any applicable fees, as described below. If you receive a payout in shares, you will then have dividend, voting and other shareholder rights as to those shares.

What is the U.S. federal income tax treatment of an RSU?

The following discussion is limited to United States federal income tax laws applicable to RSU recipients who are both citizens and residents of the United States. The United States federal income tax treatment of RSUs granted to other recipients may differ. If you are a citizen of the United States and a resident of another country, or a resident of the United States and a citizen of another country, you are subject to United States federal income tax laws and you may also be subject to the tax laws of other countries. The discussion does not address the possible impact of the tax laws of other countries, which may provide for different tax consequences to recipients who are subject to such laws. Also, this discussion does not address the possible impact of the short-swing profit recovery rules of Section 16 of the Securities Exchange Act of 1934, as amended, on the taxation of executive officers’ RSUs. You should consult your tax advisor about the tax consequences of RSUs, including the relevance to your particular situation of the considerations discussed below. This discussion describes the tax law in effect on the date of this Prospectus and could change as a result of amendments to the law.

Non-U.S. Tax Consequences. If you are not both a citizen and a resident of the United States, please consult your Guide to Issues in your country for tax considerations relating to your RSUs.

General. Generally you will have taxable compensation income when you receive your RSU payout, regardless of whether the payout is in shares or cash. The amount of ordinary income will be equal to the number of your RSUs multiplied by the NYSE composite closing price of the McDonald’s common stock at vesting. If the payout is in shares, McDonald’s will require share withholding at the minimum statutory withholding rates in effect a the time of payment to cover, in part, your tax obligation. If the payout is in cash, McDonald’s will apply required withholding procedures.

Tax under Section 409A on Deferred Compensation. In late 2004, a new Section 409A (“Section 409A”) was added to the Internal Revenue Code governing the taxation of certain deferred compensation. McDonald’s believes that the terms of RSUs are such that you will not be subject to tax penalties under this tax law as a result of receiving these awards. The Company reserves the right to modify grants if necessary to avoid the imposition of these tax penalties.

State and Local Taxes. Settlement of RSUs may also be subject to state and local taxation which varies from location to location.

Effect on McDonald’s. The Company is generally entitled to a tax deduction in the same amount and in the same year in which you recognize ordinary income resulting from the settlement of RSUs.

When is the income from RSUs taxable to non-U.S. recipients?

Please refer to your Guide to Issues in your country and consult with your personal tax advisor.

What happens to my RSUs if I terminate employment before they vest?

The treatment of your RSUs upon termination of your employment before the end of the vesting period depends on the reason for your termination. The following sections describe the treatment of your RSUs upon termination of employment. Each reference herein to the payout of RSUs “as soon as administratively practicable” following termination of employment or another event shall require the RSUs to be paid out within ninety (90) days following the specified event.

•	Termination With At Least 68 Years of Combined Age and Company or Affiliate Service

If you voluntarily terminate your employment with McDonald’s and (i) your combined age and years of Company and/or Affiliate Service equal or exceed 68, (ii) you provide six months prior written notice of your intention to terminate employment to Lisa Emerson, Corporate Vice President – Global Total Compensation, and (iii) you execute and deliver to the Company a non-competition agreement satisfactory to the Company (in both cases as the Compensation Committee, or its delegee, may require), then you will vest in a pro-rata portion of your RSUs, based on the formula below. The vested RSUs will be paid out as soon as administratively practicable after termination of employment. If you are a Specified Employee, your payment will be deferred until as soon as administratively practicable following the first to occur of (i) the originally scheduled vesting date, (ii) the six-month anniversary of your termination of employment, or (iii) your death.

If you violate the provisions of the non-competition agreement during the period following termination, the Company may seek to administratively or judicially enforce the covenants under the non-competition agreement and any failure to enforce that right does not waive that right.

In addition to any other requirements, for all grants on or after February 13, 2008, you are required to execute and deliver a release agreement satisfactory to the Company in order to receive this treatment.

Special Rule – RSUs Granted on or After February 14, 2007 to Recipients in a European Market. Please refer to the European Supplement to this Prospectus for information regarding the treatment of your RSUs upon termination of employment.

•	Retirement After Age 60 with 20 Years or More of Company or Affiliate Service

If your employment terminates, other than for Cause, at any time after you attain age 60 with at least 20 years of Company and/or Affiliate Service, then you will vest in a pro-rata portion of your RSUs, based on the formula set forth below. The vested RSUs will be paid out as soon as administratively practicable after termination of employment. If you are a Specified Employee, your payment will be deferred until as soon as administratively practicable following the first to occur of (i) the originally scheduled vesting date, (ii) the six-month anniversary of your termination of employment, or (iii) your death.

In addition to any other requirements, for all grants on or after February 13, 2008, you are required to execute and deliver a release agreement satisfactory to the Company in order to receive this treatment.

Special Rule – RSUs Granted on or After February 14, 2007 to Recipients in a European Market. Please refer to the European Supplement to this Prospectus for information regarding the treatment of your RSUs upon termination of employment.

Performance Vesting. If your employment terminates pursuant to either of the above rules and your RSUs are subject to performance-based vesting, they will be paid out as soon as administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date but subject to the proration noted above in accordance with the formula set forth below.

•	Special Circumstances (including Disaffilation).

Special Circumstances means termination of employment by the Company without Cause or becoming an owner-operator of a McDonald’s restaurant.

If you are terminated as a result of Special Circumstances and your combined age and years of Company and/or Affiliate Service are equal to or greater than 48, a pro-rata portion of your unvested RSUs will vest, based on the formula below. The vested RSUs will be paid out as soon as administratively practicable after termination of employment. If you are a Specified Employee, your payment will be deferred until as soon as administratively practicable following the first to occur of (i) the originally scheduled vesting date, (ii) the six-month anniversary of your termination of employment, or (iii) your death.

In addition to any other requirements, for all grants on or after February 13, 2008, you are required to execute and deliver a release agreement satisfactory to the Company in order to receive this treatment.

Special Rule – RSUs Granted on or After February 14, 2007 to Recipients in a European Market. Please refer to the European Supplement to this Prospectus for information regarding the treatment of your RSUs upon termination of employment.

Performance Vesting. If your RSUs are subject to performance-based vesting, they will be paid out as soon as is administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date but subject to the proration noted above in accordance with the formula set forth below.

FORMULA FOR PRO-RATA VESTING

For non-performance-based awards, the formula for pro-rata vesting is as follows: [Number of RSUs granted] multiplied by [the number of months from the grant date through the date of termination] divided by [the number of months in the vesting period].

For performance-based awards, the formula for pro-rata vesting is as follows: [Number of RSUs that vest based on actual performance] multiplied by [the number of months from the grant date through the date of termination] divided by [number of months in the vesting period]. The “number of RSUs that vest based on actual performance” means the number of RSUs that would have actually vested on the originally scheduled vesting date, had you remained employed until that date.

Partial months are treated as whole months for the numerator in this calculation. The denominator will be expressed in months, and will be fixed on the date of the grant at the number of months in the vesting period. In the event that McDonald’s decides to pay out your RSUs in shares and fractional shares result from applying the formula, any fractional share will be rounded up to the next whole share.

Examples

Non-Performance-Based Vesting: If you receive a non-performance-based grant of 900 RSUs on July 18, 2007 with a three-year vesting period, and you retire on June 2, 2008, 300 of your 900 RSUs would vest and be paid out, because you would have worked 12 months (counting July 2007 and June 2008 each as whole months) out of the 36-month vesting period.

Performance-Based Vesting: If you receive a performance-based grant of 1,000 RSUs on February 1, 2005 with a three-year vesting period and a performance goal based on EPS for the period ended December 31, 2007, and you retire on December 31, 2006, your payout, if any, will not be determined and paid immediately, but will be determined based on actual EPS through December 31, 2007. If the Company achieves the stated EPS threshold, so that all of your RSUs would have vested had you worked through February 1, 2008, then 638 of your 1,000 RSUs would vest and be paid out, because you have worked 23 months out of the 36-month vesting period and the Company achieved performance to warrant 100% payout. If the Company’s actual EPS achievement results in only 75% vesting, then the number of your RSUs that vest and pay out would be 479 (computed as 750 x 23/36).

•	For Cause or Policy Violation

If you are terminated for Cause (including on account of a Policy Violation, as determined by the Compensation Committee or its delegee) before your RSUs vest, you will forfeit them.

•	Death or Disability

If you terminate employment because of death or Disability before the scheduled vesting date of your RSUs, they will, unless the award is subject to performance-based vesting, immediately vest and be paid out as soon as is administratively practicable after termination of employment, except that if you are a Specified Employee pursuant to the Company’s Specified Key Employee Policy (“Specified Employee”) and your termination is due to Disability but you are not disabled within the meaning of Section 409A, your payment will be deferred until as soon as administratively practicable following the first to occur of (i) the originally scheduled vesting date, (ii) the six-month anniversary of your termination of employment, or (iii) your death.

If your RSUs are subject to performance-based vesting and you die or terminate employment because of Disability before the scheduled vesting date of your RSUs, they will be paid out, as soon as is administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date.

•	Termination For Any Other Reason

If your employment terminates for any reason not listed above before your RSUs vest, you will forfeit them.

•	Special Terms for Grants to Executive Officers of McDonald’s Corporation

For grants on or after February 10, 2010, if you have been appointed by the Board of Directors of McDonald’s Corporation as an Executive Officer, please refer to the Executive Supplement for more details on the treatment of your stock options and RSUs upon termination.

What happens to my RSUs upon a change in control or other transaction involving McDonald’s?

RSUs will immediately vest upon a change in control if (a) McDonald’s common stock ceases to be publicly traded and (b) the awards are not replaced by equivalent awards based upon publicly traded stock of a successor company or parent. In such an event, RSUs (including performance-based RSUs) will be paid out in full as soon as administratively practicable following the change in control (but in no event more than 90 days following the change of control), except that if the change in control does not qualify as a change in control for purposes of Section 409A, payment will be deferred until the first to occur of (i) the originally scheduled vesting date, (ii) your termination of employment (or, if you were an Specified Employee, the six-month anniversary of your termination of employment), or (iii) your death or disability within the meaning of Section 409A.

If the immediate vesting described in the preceding paragraph does not apply, but the Company terminates your employment for any reason other than Cause within two (2) years following a change in control, all of your RSUs (including performance-based RSUs) will vest and be paid out immediately (except that if you were an Specified Employee, payment will be deferred until the first to occur of (i) the originally scheduled vesting date, (ii) the six-month anniversary of your termination of employment, (iii) or your death or disability within the meaning of Section 409A).

Please refer to the “Other Information” section below for information concerning what constitutes a “change in control” as defined in the Plan.

Is there anything else I need to do to make sure I don’t forfeit my RSUs?

You should make sure that the Company has your current address and contact information. If at the time your RSUs become payable, the Company is unable, after a reasonable search, to locate you or your beneficiary, as applicable, within a period of two calendar years after the payment becomes due, your RSUs will be considered “unclaimed amounts” and will be forfeited. After an unclaimed amount has been forfeited, you or your beneficiary, as applicable, will have no further right to any payment of the unclaimed amount.

Are the RSUs transferable?

Your RSUs are not assignable or transferable during your lifetime. As described below, subject to certain exceptions for performance-based RSUs, if you die while holding unvested RSUs, your unvested RSUs immediately will vest, and all of your RSUs will be paid out in shares or in cash, at the Company’s discretion, as soon as is administratively practicable after death. This payout will be made to your beneficiaries or, if you have not designated a beneficiary, in accordance with your will or the applicable laws of descent and distribution. See “How do I designate a beneficiary? What happens if I don’t designate one?”

If I receive shares of common stock upon vesting of my RSUs, when can I sell them?

Generally, you may freely sell your shares at any time after you receive them. However, some recipients of RSUs may be subject to the Company’s rules relating to (i) the short-swing profit recovery rules of Section 16 of the Securities Exchange Act of 1934, as amended, upon settlement of their RSUs, (ii) certain restrictions imposed by Rule 144 under the Securities Act of 1933, as amended and/or (iii) other Company restrictions on trading (including the Company’s trading window rule).

Will the Company offer equalization under its retirement plans for the RSU payouts or treat RSUs as compensation for any other purpose?

No. RSUs under the 2001 Plan will not be considered compensation for any of McDonald’s retirement plans or any other employee benefit plan.

What is my creditor status?

You will be an unsecured general creditor of McDonald’s and there will be no Company funding of the liability with respect to RSUs.